Exhibit 4.2

ILOG S. A.

PLAN FOR GRANTS OF FREE SHARES 2006

On the basis of the authority granted by the Shareholders at an Extraordinary General Meeting held on November 29, 2005, the Board of Directors, on November 30, 2006, adopted a plan, in accordance with Articles L. 225-197-1 et seq. of the French Code of Commerce, to make grants or awards of shares of the Company’s stock to Eligible Persons (as hereinafter defined) without payment of consideration. The Board of Directors thus approved and adopted the 2006 Plan for Grants of Free Shares of ILOG S.A. The terms and conditions of the Plan for Grants of Free Shares of ILOG S.A. 2006 are set forth below.

Provisions specific to various jurisdictions will be set forth in an exhibit or award agreement for each jurisdiction.

1.	PURPOSES OF THE PLAN

The purposes of the Plan are as follows:

•	to attract and retain high-quality employees;
•	to provide additional motivation and incentives to Eligible Persons; and
•	to promote the Company’s success by improving its performance.

2.	DEFINITIONS

“Shares” (“Action”) means one new or outstanding ordinary share of the Company.

“Free Shares (“Action Gratuite”) means a Share of the Company awarded or granted in accordance and in connection with this Plan;

“Director” (“Administrateur”) means a member of the Board of Directors.

“Shareholder Authorization” (“Autorisation des Actionnaires”) means the authorization given by the shareholders to the Board at the Extraordinary General Meeting of Shareholders held on November 29, 2005, granting the Board of Directors authority to make awards of Free Shares.

“Beneficiary” (“Bénéficiaire”) means an Eligible Person owning at least one Free Share.

“Board of Directors” (“Conseil d’Administration”) means the Company’s Board of Directors.

“Award Agreement” (“Déclaration d'Attribution”) means the written notice containing (i) the contractual terms and conditions of the Free Shares granted and (ii) the number of Free Shares granted to the Beneficiary involved.

“Eligible Person” (“Eligible”) means (i) the Chairman (Président), the Managing Director (Directeur Général), or deputy Managing Directors (Directeurs Généraux délégués), as well as (ii) any other person employed by the Company or an Affiliated Company pursuant to an employment agreement – including Directors that validly combine their office with an employment agreement. Service as a Director, whether or not compensated by the Company, shall not constitute an employment relationship.

“Negative Window” (“Fenêtre Négative”) means, to the extent the Company’s Shares are traded on a regulated securities exchange:

1° The period of ten trading days preceding and following the date on which the annual or interim consolidated financial statements, or, in the absence thereof, the annual financial statements, are made public;

2° The period between the date on which the Company’s corporate governance bodies become aware of information that, if it were made public, could have a significant impact on the trading price of the Company’s shares – which could mean, but is not limited to material non public information for which there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities or could affect the market price of the Company’s securities – and the date that is ten trading days after the date on which such information is made public.

“Administrator” (“Gérant”) means the Administrator of the Plan, as defined in Article 4 hereof.

“Vesting Period” (“Période d’Acquisition”) means the period of acquisition as defined in Article 9 hereof

“Holding Period” (“Période de Conservation”) means the holding period as defined in Article 10 hereof.

“Plan” (“Plan”) means the Plan for Grants of Free Shares of ILOG S.A. 2006, together with the Exhibits thereto.

“Company” (“Société”) means ILOG S.A., a French corporation (société anonyme) located at 9 Rue Verdun, 94250 GENTILLY and registered with the Register of Commerce and Companies (“Registre du Commerce et des Sociétés”) of Créteil under number B 340 852 458.

“Affiliated Company” (“Société Affiliée”) means a company affiliated with the Company under the definition set forth in Article L. 225-197-2 of the French Code of Commerce.

“Fair Market Value” (“Valeur de Marché Equitable”) means the value of a Share as determined in good faith by the Administrator. So long as shares of the Company are admitted to trading on the Eurolist (Euronext Paris), the “Fair Market Value” shall be equal to the closing price of ILOG Shares on Eurolist (Euronext Paris) on the last market trading day prior to the day the Free Shares allocation is approved by the Board of Directors. If the Company’s Shares are no longer admitted to trading on a regulated securities exchange or market, the Fair Market Value (“Valeur du Marché Equitable”) of a share shall be determined by the Administrator according to the multi-criteria method, i.e., by taking into consideration the specific characteristics of the Company, its net financial condition, its profitability, and its business prospects.

3.	SHARES SUBJECT TO THE PLAN

As set forth in the Shareholder Authorization, the aggregate number of Free Shares shall not exceed 4% of the Company’s share capital.

Accordingly, any Free Share that, for any reason, could not be the subject of a final grant shall no longer be included, from and as of the event preventing final grant, in determining the aforementioned number of Free Shares that may be granted.

4.	ADMINISTRATION OF THE PLAN
(a)	Administration

As provided in the Shareholder Authorization, the Plan shall be administered by the Board of Directors, which shall delegate such authority to the Chairman (as “Administrator”) thereof.

(b)	Powers of the Chairman.

Subject to the provisions of applicable law, the Shareholder Authorization and the Plan, the Chairman shall have the authority:

(i)	to determine the Fair Market Value of the Shares;
(ii)	to make any and all grants, designate the Eligible Persons to whom Free Shares are to be granted and the number of Free Shares to be granted to each one;
(iii)

to restrict, limit, or prohibit, among other things, in accordance with the Shareholder Authorization (x) the grants of Free Shares or (y) the sale or transfer into bearer form of Free Shares granted during certain periods, or subsequent to certain events;

(iv)

to prescribe, amend, and adapt any and all rules and regulations relating to the Plan for the purpose, among other things, of qualifying for preferred tax treatment under tax laws, including foreign tax laws. Subject to such provisions, the Administrator shall not be entitled to make any change or amendment without the Beneficiary’s consent, if such change or amendment could have the effect of adversely affecting the Beneficiary’s rights;

(v)	to maintain the benefit of the Free Shares, notwithstanding termination of an employment agreement or the end of a term of an office during the Vesting Period;
(vi)	to authorize any person to implement or execute on behalf of the Company any act required with respect to a grant of Free Shares; and

(vii)	to make all other determinations deemed necessary or appropriate for administering the Plan.
(c)	Effect of Administrator’s Decision.

Within the limits prescribed by law, the Administrator’s decisions, determinations, and interpretations shall be binding on all Beneficiaries.

5.	LIMITATIONS

(a)

Neither the Plan, nor the grant of any Free Share, shall confer upon a Beneficiary any right with respect to continuing the Beneficiary’s employment, or his or her term of office with the Company, or any Affiliated Company. In addition, they shall not interfere in any way with the Beneficiary’s right, or the Company’s or Affiliated Company’s right, as the case may be, to terminate such employment or such term of office.

(b)	The following limitations shall apply to grants of Free Shares:
(i)	No Eligible Person shall be granted, in the same fiscal year, more than 125,000 Free Shares.
(ii)	Notwithstanding the foregoing, the Company may also make one additional grant of up to 250,000 Free Shares to one or more newly-hired or appointed Eligible Persons.
(iii)	No Free Share may be awarded on a free basis to an Eligible Person owning 10% or more of the Company’s share capital, or with respect to whom the grant would cause his/her interest to exceed 10%.

6.	TERM OF THE PLAN

The Plan shall be effective, and Free Shares may be granted, as of November 30, 2006, the date of the Plan’s adoption by the Board of Directors. It shall continue in effect, unless terminated earlier on the terms and conditions provided under the Plan, for a maximum term equal to the term for vesting and holding any Free Shares.

7.	DATE OF GRANT

Any Free Share granted under this Plan shall be accepted and vest as provided under the Plan on the dates and terms and conditions determined by the Administrator and set forth in the Award Agreement.

The date of grant of a Free Share shall, accordingly, be the date specified by the Company in the Award Agreement. Except where the Beneficiary shall, within 21 days, express his/her refusal of the Award Agreement - by any means allowing the Company to acknowledge receipt of the same – he/she shall be deemed to have firmly accepted the Company’s grant of Free Shares.

8.	CONDITIONS FOR GRANTS OF SHARES

In addition to the provisions relating to the term of acquisition of Free Shares and the Holding Period obligation applicable to a Beneficiary from and after the term of the Vesting Period, a final grant of Free Shares shall impose on each Eligible Person the requirement that he/she meet the conditions and criteria determined by the Administrator and made known to the Beneficiaries in the Award Agreement. Such conditions and criteria may be individual or collective, depending on their responsibility, their length of service, or their conduct within the Company.

(a)	Condition of Presence

A final grant shall be subject to maintenance by the Beneficiaries of their status as employee or officer of the Company, or of an Affiliated Company during the Vesting Period

(b)	Death of a Beneficiary

As an exception to Article 8 (a) of the Plan and in accordance with Article L.225-197-3, paragraph 2 of the French Code of Commerce, during the Vesting Period defined in Article 9 of this Plan, the Beneficiary’s heirs may request the grant of Free Shares within six (6) months following the date of the Beneficiary’s death. The heirs, on their own initiative, shall send the request to the Company by registered letter, return receipt requested. In respect of the six month period set forth above, it is understood and agreed that it will be the date on which the letter is sent that will be taken into consideration, and the postmark of the Postal Service shall be binding. By such request, made within the above-described six month period, the estate and heirs shall be substituted and subrogated automatically and of right (automatiquement et de plein droit) in all rights and obligations of the deceased beneficiary under this Plan, the Award Agreement, and the law.

9.	VESTING PERIOD FOR THE SHARES
(a)	Purpose of the Vesting Period

A grant of Free Shares to Beneficiaries will not become full and final until the end of the Vesting Period.

The Beneficiaries shall not become vested in ownership of the Free Shares until the end of the Vesting Period.

(b)	Value of the Shares at the Time of Grant

The value of the Free Shares on the date of grant shall be equal to the Fair Market Value.

(c)	Length of the Vesting Period and Vesting Condition

A grant of Free Shares shall vest 24 months following the date of grant in the amount of 24/60ths of the total number of Free Shares awarded to each Beneficiary, then, each month between the 25th and the 60th month following the date of grant, in the amount of 1/60th of the total number of Free Shares granted to each Beneficiary. At the end of each Vesting Period, each Free Share shall be subject to a mandatory holding period of two years from the end of its Vesting Period, as set forth in Section 10 of the Plan.

(d)	Delivery of the Shares

At the end of each Vesting Period, and subject to the Beneficiary’s complying with the terms and conditions and criteria established by the Administrator, the Company shall transfer to the Beneficiary the number of Free Shares granted under the Plan that have vested during such Vesting Period, which shall be treated as being the same as other Shares of the Company and shall be entitled to receive dividends. The Beneficiary shall then be a shareholder, but shall be required to retain his/her Shares during the holding period set forth in Article 10 of the Plan.

10.	HOLDING PERIOD
(a)	Purpose and Length of Holding Period

The Holding Period shall begin on the date of transfer of title to the Free Shares to the Beneficiaries and shall end on the second anniversary of such date. During such period, the Shares shall not be saleable. They may not be sold or assigned in any way, except as provided in Article 10 (c) of the Plan.

(b)	Registration in Shareholders’ Accounts

To ensure compliance with the Holding Period, the Board of Directors has resolved that the Shares awarded will be required to be registered in pure registered form, with a legend indicating their unavailability. An agreement relating to the management of the account will be made between the Company and a financial intermediary (or escrow agent), that will manage the accounts. It shall be responsible for ensuring compliance with the requirement of holding the Free Shares by the Beneficiaries. The financial intermediary shall agree not to accept any purchase order relating to such Free Shares and not to make any sale of such Free Shares, subject to the exception provided.

(c)	Exception to Unavailability

In case of death of the Beneficiary during the Holding Period, the vested Free Shares shall devolve to his/her heirs and assigns. The account manager, in such case, shall be authorized to transfer title to the vested Free shares to the heirs of the Beneficiary and to register the vested Free Shares in the name of such heirs.

(d)	End of the Holding Period

At the end of each Holding Period, such Free Shares shall be freely negotiable and transmissible, subject to their non-saleability during the Negative Windows, as provided in Article L. 225-197-1 of the French Code of Commerce.

11.	ADJUSTMENTS UPON CHANGES IN THE SHARE CAPITAL, DISSOLUTION, MERGER, OR ASSET SALE
(a)	Changes in the Share Capital

The Company shall be entitled, during the entire term of the Vesting Period and the Holding Period, to make adjustments to protect the rights of the Beneficiaries in connection with financial transactions that have an impact on the type or the number of the Company’s Shares.

If the Company should carry out financial transactions for which an adjustment has not been made under this paragraph and where subsequent law or regulations provide for an adjustment, the Company will make such adjustment in accordance with applicable law and regulations and – agreed practices on the market on which the Company’s Shares are traded.

(b)	Merger or Asset Sale

In case of a merger of the Company with, or into, another company, or the sale of substantially all of the Company’s assets, the Company shall do all that is possible within applicable law and regulations so that the rights of the Beneficiaries will be assumed, unless an equivalent option or right is substituted therefor by the successor company, or by a company affiliated therewith.

12.	AMENDMENT TO, AND TERMINATION OF, THE PLAN
(a)	Amendment and Termination

The Administrator, in accordance with Article 4(b) of the Plan, at any time, may amend or suspend the Plan, subject to the powers of the shareholders’ meeting and as provided in Article 4(b)(iv) of the Plan. The Administrator shall inform the Beneficiaries thereof.

(b)	Shareholder Approval

The Company shall submit to its shareholders any amendment to the Plan to the extent required by applicable law or regulations. If approval is required, it shall be obtained in the forms and on the terms and conditions required by applicable law and regulations.

13.	CONDITIONS UPON ISSUANCE OF NEW OR GRANTS OF OUTSTANDING SHARES
(a)	Legal Compliance

Shares shall not be issued and outstanding Shares shall not be awarded at the time of any grant or award of Free Shares, except on the condition that issuance and delivery of such Free Shares comply with all terms and conditions required by mandatory provisions, including, without limitation, the law, implementing decrees thereunder, and the requirements of any stock exchange or quotation system upon which the Shares may then be registered for trading and quoted.

(b)	Investment Representations

As a condition to a grant or award of a Free Share, the Company may require the person benefiting from a Free Share to represent and warrant at the time of any such grant or award that the Free Shares are being held exclusively for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel of the Company, such a representation is required.

14.	GOVERNING LAW – JURISDICTION AND VENUE - LANGUAGE

This Plan shall be governed and construed in accordance with the laws of France and especially Articles L.225-197-1 to L.225-197-5 of the French Code of Commerce.

The Company, the Board of Directors, and the Beneficiaries recognize that this Plan has been prepared in both French and English. The French version shall be the version that is binding on the parties. Notwithstanding the foregoing, the English version shall represent an acceptable translation and, consequently, no official translation shall be required for interpretation of this Plan.